Exhibit 99.4

Time Sensitive Materials

Depositary’s Notice of

Shareholders’ Meeting of

Youku Inc.

and Class A Ordinary Shareholders Meeting

ADSs:	American Depositary Shares.

ADS CUSIP No.:	98742U100.

ADS Record Date:	, 2012.

Meeting Specifics:	Annual General Meeting 2012 at a.m. (local time) at (the “Meeting”) and class meeting of holders of the Shares (the “Class Meeting”).

Meeting Agenda:	Please refer to the Company’s Notice of Annual General Meeting (including Class Meeting) enclosed herewith.

ADS Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on , 2012.

Deposited Securities:	Class A Ordinary Shares, par value $0.00001 per share (the “Shares”), Youku Inc., a company incorporated under the laws of the Cayman Islands (the “Company”).

ADS Ratio:	Eighteen (18) Shares to 1 ADS.

Depositary:	Citibank, N.A.

Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong Branch.

Deposit Agreement:	Deposit Agreement, dated as of December 8, 2010, by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder.

To be counted, your voting instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time) on                           , 2012.

Note that if you do not timely return the voting instructions to the Depositary, the Deposited Securities represented
by your ADSs may nevertheless be voted upon the terms
set forth in the Deposit Agreement.

The Company has announced that an annual general meeting of shareholders (the “Meeting”) and a Class A ordinary shareholders meeting (the “Class Meeting”) will be held at the date, time and location identified above.* A copy of the Notice of Meeting from the Company which includes the agenda for the Meeting and the Class Meeting is enclosed.

Please see the Company’s registration statement on Form F-4, which contains the proxy statement of the Company (the “Proxy Statement”), on the Securities and Exchange Commission (“SEC”) website at www.sec.gov.  A physical copy of the Proxy Statement can be mailed to you without charge upon written request to Youku Inc., 11/F, SinoSteel Plaza, 8 Haidian Street, Beijing 100080, People’s Republic of China, or by contacting Ryan Cheung, Corporate Finance Director, Youku Inc., by telephone at (+8610) 5885-1881 x6090, or email at ryan.cheung@youku.com. The Company’s annual report on Form 20-F for the year ended December 31, 2011 may also be obtained from the SEC website or upon request to the Company as set forth above.

Holders of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions Card prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Upon timely receipt of signed and completed voting instructions from a Holder of ADSs, the Depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote (by means of the appointment of a proxy or otherwise), the Deposited Securities in respect of which voting instructions have been received in accordance with the directions contained therein.

The Depositary has been advised by the Company that voting at the Meeting and Class Meeting will be by poll. The Depositary shall vote (or cause the Custodian to vote) the Deposited Securities in accordance with the voting instructions received from the Holders giving voting instructions.

Please note that as an ADS Holder, you cannot vote at the Meeting or the Class Meeting directly, but you may instruct the Depositary how to vote the Class A Ordinary Shares underlying your ADSs. Alternatively, you may vote at the Meeting or the Class Meeting if you cancel your ADSs and become a holder of Class A Ordinary Shares by the close of business on            , 2012 (New York City time) (the “Share Record Date”).  If you intend to cancel your ADSs to become a shareholder by the Share Record Date and you wish to vote the Class A Ordinary Shares at the Meeting or the Class Meeting, do not send these voting instructions to the Depositary as you will be required, as part of the ADS cancellation process, to certify to the Depositary and the Company that you have not given and will not give, directly or indirectly, voting instructions to the Depositary in respect of the ADSs being cancelled.  To become a shareholder by the Share Record Date, you will need to deliver your ADSs for cancellation to the Depositary, together with all applicable documentation and payments, by the close of business in New York City on                   , 2012. Upon the timely receipt of such ADSs for cancellation and the applicable documentation and payments, the Depositary will use commercially reasonable efforts to arrange for the registration of the corresponding Shares in the name (or to the order) of the surrendering ADS Holder.

As set forth in Section 4.10 of the Deposit Agreement, neither the Depositary nor the Custodian shall exercise any discretion as to voting.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary shall not have received the voting instructions from an ADS Holder on or prior to the ADS Voting Instructions Deadline, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to provide a discretionary proxy to a person designated by the Company to vote the Deposited Securities; provided, however, that no such discretionary proxy will be given by the Depositary with respect to any matters as to which the Company informs the Depositary that (a) it does not wish such proxy to be given; (b) substantial opposition exists; or (c) the rights of holders of Deposited Securities may be materially adversely affected.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from an ADS Holder which fails to specify the manner in which the Depositary is to vote the Deposited Securities represented by such ADS Holder’s ADSs, the Depositary will deem such ADS Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

In addition, please note that the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting and the Class Meeting.

The information contained herein with respect to the Meeting and the Class Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting and the Class Meeting. The rights and obligations of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in its entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

*  As set forth in the Deposit Agreement, Holders of record of ADSs as of the close of business on the ADS Record Date, will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Articles of Association of the Company, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holders’ ADSs.